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                             DISTRIBUTOR'S AGREEMENT

     This Agreement is made and entered into as of this 30th day of July, 1995, by and between ATHENA Medical Corporation ("ATHENA"), having a principal address of 10170 S.W. Nimbus Ave., Suite H1, Portland, OR 97223 and OSSCA International, Inc., ("OSSCA"), having a principal address of 730-126th Ave., Treasure Island, FL 33706, USA

                                    RECITALS

     WHEREAS ATHENA manufactures and sells female healthcare and feminine hygiene products, including the Fresh 'n Fitt-Registered Trademark- interlabial Padette-TM- ("Padette"), and

     WHEREAS ATHENA is seeking a distributor for sales of the Padette for all uses other than stress incontinence to the U.S. military, and other related U.S. Government agencies, and

     WHEREAS OSSCA wishes to become the exclusive distributor of the Padette for the U.S military, and other related U.S. Government agencies, and represents that it is experienced in the distribution of consumer products to the U.S. military and such agencies.

     THEREFORE, in exchange for proper and adequate consideration, the parties hereby agree as follows:

1.   SERVICES:

     a. OSSCA will exert its best efforts to promote and make all necessary contacts with the appropriate agencies of the U.S. military and other U.S. Government agencies, for sale of the Padette. OSSCA will follow-up on these contacts to complete requirements for distribution. OSSCA will maintain such facilities, transportation and personnel as are adequate to perform its services under this Agreement.

     b. OSSCA will provide worldwide customer service, point-of-sale, other marketing support and reasonable technical assistance to its customers, through training that will be provided to OSSCA by ATHENA at ATHENA's facilities in Ponte Vedra, Florida. ATHENA may at its election, provide customer service and technical assistance directly.

     c. OSSCA agrees to an initial order of 1,000,000 Padettes, and an annual order rate of 6,000,000 Padettes. Failure of OSSCA for any reason to order and


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accept fewer than 6,000,000 Padettes during the first year, and 3,000,000
Padettes during any subsequent consecutive 6-month period, beginning on the date of this Agreement, will be considered a breach by OSSCA

     d. OSSCA agrees to provide necessary support and documentation to establish a credit line with ATHENA ' sufficient to cover payment of its largest expected shipment, not less than 1,000,000 Padettes.

     e. OSSCA will comply with and observe all applicable federal contracting rules and policies, and promptly notify ATHENA of any of potential application to ATHENA.

     f. OSSCA will from time to time, as specified by ATHENA, submit written reports detailing its promotional efforts, sales and commissions, with supplemental telephone reports as requested.

2.   EXCLUSIVITY OF CUSTOMERS

     a. OSSCA will register with ATHENA in writing all entities to be serviced under this Agreement;

     b. ATHENA will, following approval of the entities, grant OSSCA non-exclusivity to sell Padettes to all approved entities, for a period of three (3) consecutive years beginning on the date of approval. ATHENA maintains the right to initiate the sale of Padettes directly, or indirectly (via a third party), with OSSCA's approved entities anytime during said three year period, with ninety days notice of its intentions to do so.

     c. Following the placement of an order by OSSCA for 1,000,000 or more Padettes during the first six months of this agreement, and the receipt of full payment for said order, ATHENA shall provide written notice of the conversion of paragraph 2.b. to exclusivity.

3.   NONCOMPETE PROVISIONS

     Should OSSCA terminate this agreement for any reason whatsoever, other than breach by ATHENA, OSSCA hereby agrees not to promote or sell any products to the U.S. military or other U.S. Governmental agency, that are deemed substantially equivalent to the Padette by patent or other trade laws, for a period of three
(3) consecutive years from the termination date of this agreement. In a like manner, should ATHENA terminate this agreement for any reason whatsoever, other than breach by OSSCA, ATHENA hereby agrees not to sell the Padette or any similar products to the U.S. Government agencies listed on OSSCA's approved list, for a


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period of three (3) consecutive years from the termination date of this agreement, unless ATHENA first agrees to pay OSSCA a 7% commission based upon the net selling price received by ATHENA, for all Padettes sold, directly or indirectly, to those entities listed on OSSCA's approved list, during said three
(3) year period.

4.   PRODUCT PRICING AND PAYMENT PROVISIONS

     ATHENA agrees to sell the Padettes to OSSCA, packaged and ready for retail sale, at the following schedule of prices: (1) to 250,000 Padettes are $0.07US per Padette; (2) 250,001 to 2,500,000 Padettes are $0.0575US per Padette; and
(3) 2,500,001 Padettes and above are $0.05US per Padette; F.O.B. Salt Lake City, UT. OSSCA shall pay ATHENA, in full, within 60 days of receipt of each Padette shipment from ATHENA. Overdue invoices will be subject to a charge of 1.5% per month (18.0% annual), subject to increases in interest rates, based on the percentage increase of the prime rate, on unpaid balances. ATHENA agrees to provide OSSCA with a reasonable quantity of product samples, technical information and sale literature for promotion of the Padette, free of charge. Any labeling or packaging changes requested or required by the U.S. military or other U.S. Government agency shall, if accepted by ATHENA, be implemented at the cost of OSSCA and deducted from commissions owing or otherwise reimbursed to ATHENA. ATHENA may also change labeling, package design, etc. in its sole discretion, provided that ATHENA provides OSSA with samples of said changes at least 14 days before retail shipment to OSSCA. All samples, technical information, literature and other documents of ATHENA will be promptly returned to ATHENA on termination or cancellation of this Agreement, or at any other time upon request.

5.   PRODUCT AVAILABILITY

     ATHENA will provide shipments within 30 days of acceptance of an order (maximum order of 1,000,000 Padettes per month, unless otherwise agreed by ATHENA). ATHENA will not be liable for delays or inability to fill orders due to governmental orders or actions, transportation conditions, weather, labor or material shortages, strikes, riots, natural disaster or other unanticipated cause beyond ATHENA's control.

6.   CONFIDENTIALLY

     The terms of this agreement, and all financial, trade secret and other proprietary business information of each party, shall remain strictly confidential. No party hereto shall have the right to disclose the terms of this agreement, such information, or any part thereof, without the prior written consent of the other party, unless required by government regulation.


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7.   ASSIGNMENT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but no party hereto shall have the right to assign this Agreement, or any part hereof, without the prior written consent of the other.

8.   TERMINATION

     Unless canceled as set forth below, this Agreement shall remain in force for an initial period of three (3) years, and may be extended for an indefinite number of twelve (12) month periods, by mutual written consent of the parties.

     a. CANCELLATION FOR BREACH: If this Agreement is canceled for reasons of breach, the injured party shall no longer be obligated to comply with the terms of said Agreement. Conversely, the - party found to be in breach shall continue to remain fully obligated to comply with the terms of said Agreement. Conversely, the party found to be in breach shall continue to remain fully obligated and bound by the terms .this Agreement.

     b. CANCELLATION FOR BANKRUPTCY: Should either party file for bankruptcy, and said bankruptcy is not corrected within thirty (30) days, the other party shall have the right to cancel this Agreement by written notice.

     c. CANCELLATION FOR ANY OTHER REASON: Cancellation for any other reason, including expiration o f this Agreement, shall not relieve either party from fulfilling an remaining obligations set forth herein, for whatever the time period prescribed.

9.   CHOICE OF LAW

     This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Oregon.

10.  REMEDIES

     In the event of the breach or threatened breach of the Agreement by either party, the injured party shall be entitled to seek injunctive relief, both preliminary and permanent, enjoining and restraining such breach or threatened breach. Such remedy shall be in addition to all of the remedies available to the injured party at law or in equity, including the right of the injured party to recover any and all damages that may be sustained as a result of the breach.


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11.  ATTORNEY FEES

     In the event of any dispute; or breach under this Agreement, the prevailing party shall be entitled, whether or not any action is instituted, to recover from the other party its reasonable costs, disbursements and attorney fees, including without limitation at trial, on appeal on denial of any petition for review, and in connection with enforcement of any judgment.

12.  SCOPE

     This Agreement applies only to sales by ATHENA of the Padette for distribution to the U.S. military and other U.S. Governmental agencies for feminine hygiene protection use. It does not apply to therapeutic, diagnostic or other uses. In addition, OSSCA has no authority to make any express or implied warranties or other representations respecting the Padette other than those supplied in writhing by ATHENA.

13.  FINAL AGREEMENT; MODIFICATION; SAVINGS CLAUSE

     This Agreement is the entire agreement of the parties with respect to the subject matter and supersedes all prior or contemporaneous oral or written communications or agreements between the parties. It shall not be modified in any way except in writing signed by the parties. If any part of this Agreement shall be determined invalid, all other provisions of .this Agreement shall, nevertheless less, remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly Authorized officers as of the date first written, hereinabove.

For:                                         For:

Athena Medical Corporation                   OSSCA International, lnc.

/s/ William H. Fleming                       /s/ Jack W. Frankel
------------------------------               --------------------------------
William H. Fleming                           Jack W. Frankel
President                                    President

                                (Corporate Seal)


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